CONTACT:	W. Gray Hudkins
President and CEO
(212) 687-3260

FOR IMMEDIATE RELEASE

LANGER, INC. ANNOUNCES PRIVATE PLACEMENT OF $28.9 MILLION OF
5.0% CONVERTIBLE SUBORDINATED NOTES

Deer Park, New York - December 11th, 2006 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) announced the completion of a private placement of $28,883,000 in aggregate principal amount of 5.0% Convertible Subordinated Notes due December 7, 2011. The Notes are convertible into shares of common stock of the Company at a conversion rate of 210.5263 shares per $1,000 initial principal amount of notes (equal to a conversion price of $4.75 per share), subject to certain adjustments. Net proceeds to the Company after placement fees were approximately $27.8 million.

Gray Hudkins, the Company’s President and CEO commented, “Langer intends to use the net proceeds from this private placement to fund a number of projects including, among other things, capital expenditures, working capital needs, and the funding of acquisitions. We may also seek additional outside senior financing in the future to augment our liquidity and capital resources.”

Wm. Smith Securities Inc. acted as sole placement agent in the transaction.

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York, and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's 2005 Form 10-K, 2006 Proxy Statement for the Annual Meeting of Stockholders, and recently filed Form 10-Qs and Form 8-Ks.